Exhibit 99.1

Verra Mobility Completes Acquisition of T2 Systems

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Expands Verra Mobility’s capabilities into rapidly growing North American parking management market
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Adam Blake, CEO of T2 Systems, joins Verra Mobility’s executive leadership team

MESA, Ariz., Dec. 7, 2021 /PRNewswire/ -- Verra Mobility (NASDAQ: VRRM), a leading provider of smart mobility technology solutions, announced today that it has completed its acquisition of T2 Systems, an expert in parking management solutions in North America, for $347 million on a cash-free and debt-free basis, plus an additional up to $9 million related to an impending asset acquisition by a wholly owned indirect subsidiary of T2 Systems.

Verra Mobility previously announced entry into the agreement to acquire T2 Systems from software investment firm Thoma Bravo in November 2021.

T2 Systems provides parking software and hardware solutions to more than 1,900 universities, municipalities, parking operators, healthcare facilities and transportation hubs. The business has nearly $80 million in revenue and approximately $21 million in adjusted EBITDA expected in 2021.

“Parking management is a cornerstone of smarter, more efficient roadways to support rapidly growing cities. This acquisition expands our portfolio of urban mobility solutions,” said David Roberts, President and CEO, Verra Mobility. “We are thrilled to welcome the talented T2 Systems team to Verra Mobility, and we look forward to continuing to deliver the customer service excellence that has defined the T2 brand for years.”

T2 Systems will operate as a distinct business unit within Verra Mobility. Adam Blake, who had served as CEO of T2 Systems, will join Verra Mobility's executive leadership team and report directly to David Roberts.

“We are excited to join the Verra Mobility team and bring our industry-leading parking management expertise,” said Adam Blake, President, T2 Systems. “By leveraging Verra Mobility’s resources and industry knowledge, we will continue innovating and finding new ways solve problems for our customers.”

About Verra Mobility

Verra Mobility (NASDAQ: VRRM) is committed to developing and using the latest in technology and data intelligence to help make transportation safer and easier. As a global company operating in more than 15 countries, Verra Mobility sits at the center of the mobility ecosystem – one that brings together vehicles, devices, information, and people to solve the most complex challenges faced by our customers and the constituencies they serve.

Verra Mobility serves the world's largest commercial fleets and rental car companies to manage tolling transactions and violations for millions of vehicles. As a leading provider of connected systems, Verra Mobility processes millions of transactions each year through integration and connectivity with hundreds of tolling and issuing authorities. Verra Mobility fosters the development of safe cities, partnering with law enforcement agencies, transportation departments and school districts across North America, operating thousands of red-light, speed, bus lane and school bus stop arm safety cameras. Arizona-based Verra Mobility operates in North America, Europe, Asia, and Australia. For more information, please visit www.verramobility.com.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about Verra Mobility’s plans, objectives, expectations, beliefs and intentions and other statements including words such as “hope,” “anticipate,” “may,” “believe,” “expect,” “intend,” “will,” “should,” “plan,” “estimate,” “predict,” “continue” and “potential” or the negative of these terms or other comparable terminology. The forward-looking statements herein represent the judgment of the Verra Mobility, as of the date of this release, and Verra Mobility disclaims any intent or obligation to update forward-looking statements. This press release should be read in conjunction with the information included in Verra Mobility's other press releases, reports and other filings with the SEC and on the SEC website, www.sec.gov. Understanding the information contained in these filings is important in order to fully understand Verra Mobility’s reported financial results and our business outlook for future periods. Actual results may differ materially from the results anticipated in the forward-looking statements and the assumptions and estimates used as a basis for the forward-looking statements.

Media Relations: Investor Relations:

Eric Krantz IR@verramobility.com

eric.krantz@verramobility.com

Phone: (480) 596-4862

1150 North Alma School Road, Mesa, Arizona 85201 ● TEL 480.443.7000 ● www.verramobility.com